Exhibit 99.1

AUSPEX PHARMACEUTICALS REPORTS FOURTH QUARTER 2014 RESULTS

AND BUSINESS HIGHLIGHTS

On Track to Submit AustedoTM NDA for Chorea Associated with

Huntington’s Disease in mid-2015

La Jolla, California, March 16, 2015 – Auspex Pharmaceuticals, Inc. (Nasdaq: ASPX), a late-clinical stage biopharmaceutical company dedicated to developing innovative medicines for people with movement disorders and other rare diseases, today reported recent business highlights and announced its financial results for the three months and year ended December 31, 2014.

“In the last year since our initial public offering, Auspex has made tremendous progress in our operations and clinical programs, including reporting positive results from our Phase 3 registration program for Austedo, our lead investigational therapy, for the potential treatment of chorea associated with Huntington’s Disease – a rare and debilitating movement disorder,” said Pratik Shah, Ph.D., president and chief executive officer of Auspex. “With positive data in hand, we are on our way to submitting an NDA for Austedo in mid-2015 and preparing its potential commercial launch. We are confident that 2015 will be another transformational year for the company, and look forward to multiple data readouts, including topline data from our Phase 3 ARM-TD study of Austedo as a potential treatment for tardive dyskinesia mid-year. Following our January 2015 financing, we are well positioned to advance our pipeline led by Austedo, which we believe holds great promise in the management of serious and debilitating movement disorders.”

Recent Key Highlights

•

In February 2015, the company completed target enrollment in its Aim to Reduce Movements in Tardive Dyskinesia, or ARM-TD, pivotal trial of Austedo in people with moderate to severe tardive dyskinesia. Auspex is on track to announce topline data from this study in mid-2015.

•	In January 2015, the company announced favorable results from its thorough QT clinical trial of Austedo, showing no clinically significant QT prolongation.
•

In January 2015, the company purchased the remaining rights to SD-1077, a deuterium-containing form of levodopa for the potential treatment of Parkinson’s disease, through the acquisition of its former development partner, Imphar AG.

•	In January 2015, the company completed a follow-on offering in which it sold 3.6 million shares of common stock at $56.50 per share, raising net proceeds of approximately $190.5 million.

Pipeline Updates

Chorea associated with Huntington’s Disease: Auspex successfully completed its FIRST-HD Phase 3 clinical trial of Austedo as a potential treatment for people with chorea associated with Huntington’s disease and the four-week switch portion of its ARC-HD clinical trial. The company has also completed a thorough QT study of SD-809 in healthy volunteers. Based on the positive results of these clinical trials, Auspex plans to submit a New Drug Application (NDA) under Section 505(b)(2) for this indication by mid-2015. Austedo has been granted orphan drug designation for the treatment of Huntington’s disease by the U.S. Food and Drug Administration (FDA).

Tardive Dyskinesia: Auspex completed target enrollment for its ARM-TD trial of Austedo in tardive dyskinesia in February 2015 and expects to report top-line results in mid-2015. Auspex is also conducting an additional pivotal trial of Austedo in people with tardive dyskinesia, AIM-TD (Addressing Involuntary Movements in Tardive Dyskinesia), with topline results from its ARM-TD trial in 2016. Contingent upon successful completion of both of these studies, the company plans to pursue a Section 505(b)(2) regulatory pathway for the treatment of tardive dyskinesia and file an NDA in 2016.

Tourette Syndrome: Auspex is conducting an open-label preliminary efficacy, pharmacokinetic and safety Phase 1b clinical trial of Austedo for the treatment of tics associated with Tourette syndrome. Topline data from this study are expected to be available by mid-2015. In February 2015, the FDA granted orphan drug designation to Austedo for the treatment of Tourette syndrome in the pediatric population (defined as zero through 16 years of age).

Idiopathic Pulmonary Fibrosis: The company is developing SD-560 for the potential treatment of idiopathic pulmonary fibrosis (IPF) and other fibrotic conditions. Auspex is currently evaluating SD-560 versus pirfenidone in a Phase 1 pharmacokinetic clinical trial in healthy volunteer subjects; topline data are expected to be available by mid-2015.

Parkinson’s Disease: SD-1077, a deuterium-containing form of levodopa is currently in pre-clinical development. The company will be evaluating SD-1077 in proof of concept clinical trials with data expected in 2016.

Financial Results

For the three months ended December 31, 2014, Auspex reported a net loss of $20.0 million, an increase of $12.4 million from the $7.6 million net loss reported for the comparable period in 2013. For the twelve months ended December 31, 2014, the company reported a net loss of $59.5 million, an increase of $43.9 million from the $15.6 million net loss reported for 2013.

Research and development expenses for the three months ended December 31, 2014 were $16.4 million, compared to $3.5 million for the same period in 2013. For the twelve months ended December 31, 2014, research and development expenses were $37.7 million, compared to $10.0 million for 2013. The increases in our research and development expenses are primarily attributable to the advancement of our Austedo clinical programs during 2014, including the completion of two Phase 3 Huntington’s disease clinical trials and the initiation of two pivotal clinical trials for tardive dyskinesia. Auspex also incurred additional personnel-related costs in 2014 as compared to 2013, including non-cash stock-based compensation, as operations grew in support of program advancements.

General and administrative expenses for the three months ended December 31, 2014 were $3.8 million, compared to $1.4 million for the same period in 2013. For the twelve months ended December 31, 2014, general and administrative expenses were $12.5 million, compared to $3.2 million for the same period in 2013. The increases in general and administrative expenses for the 2014 periods, as compared to the same periods in 2013, were primarily attributable to an increase in personnel-related costs, including non-cash stock-based compensation, and higher costs to operate as a public company. Further, in 2014 the company incurred sales and marketing costs as it began building its commercial sales group in preparation for the potential commercialization of its product candidates.

At December 31, 2014, Auspex reported cash, cash equivalents and marketable securities of $144.9 million. This balance does not include the net proceeds of approximately $190.5 million received from the company’s follow-on offering in January 2015. As of February 27, 2015, Auspex had 31,815,187 shares outstanding. Auspex also reiterated its full year 2015 guidance that it provided on January 12, 2015. The company continues to expect that it will incur $85-$90 million in research and development expense and $25-$30 million in general and administrative expense in 2015.

About Auspex Pharmaceuticals

Auspex Pharmaceuticals is a late-clinical stage biopharmaceutical company dedicated to developing innovative medicines for hyperkinetic movement disorders and other rare diseases. Auspex employs its proprietary technology to create patent-protected, new chemical entities from known, clinically proven therapies. The company’s lead product, Austedo (SD-809), is in final stages of development for the treatment of chorea associated with Huntington’s disease, a neurodegenerative movement disorder that impacts cognition, behavior and movements. In addition, Auspex is investing in the broad potential of Austedo for the treatment of other movement disorders, including tardive dyskinesia and tics associated with Tourette syndrome. The company’s pipeline also includes SD-560, being developed for fibrotic conditions, and SD-1077, which is being developed for Parkinson’s disease. For further information, please visit the company’s website www.auspexpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Auspex’s ability to successfully complete its ongoing clinical trials and development programs, Auspex’s ability to obtain regulatory approval for its product candidates, market penetration and acceptance of Auspex’s product candidates and Auspex’s financial stability. Risks that contribute to the uncertain nature of the forward-looking statements include: Auspex’s future preclinical studies and clinical trials may not be successful; changes in regulatory requirements in the United States and foreign countries may prevent or significantly delay regulatory approval of Auspex’s product candidates; Auspex may change its plans to develop and commercialize its product candidates; the U.S. Food and Drug Administration (FDA) may not agree with Auspex’s interpretation of the data from clinical trials of its product candidates; Auspex may decide, or the FDA may require Auspex, to conduct additional clinical trials or to modify Auspex’s ongoing clinical trials; Auspex may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Auspex’s ability to obtain regulatory approval; the third parties with whom Auspex has partnered with for the development of its product candidates and upon whom Auspex relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; Auspex’s product candidates may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of Auspex’s product candidates could delay or prevent regulatory approval or commercialization; Auspex may be unable to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; Auspex’s ability to obtain additional financing; and the accuracy of Auspex’s estimates regarding expenses, future revenues and capital requirements. All forward-looking statements contained in this press release speak only as of the date on which they were made. Other risks and uncertainties affecting Auspex are described more fully in Auspex’s filings with the Securities and Exchange Commission. Auspex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Corporate Communications Contacts:

For Media:

Dan Budwick, Pure Communications, Inc.

dan@purecommunicationsinc.com

(973) 271-6085

For Investors:

Monique Allaire Lyons, Pure Communications, Inc.

monique@purecommunicationsinc.com

(781) 631-0759

AUSPEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$144,941	$36,650
Prepaid expenses and other current assets	5,711	242
Total current assets	150,652	36,892

Deferred offering costs	111	1,817
Property and equipment, net	177	26
Other assets	205	137
Total assets	$151,145	$38,872

Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$6,705	$1,365
Accrued liabilities	4,663	2,127
Total current liabilities	11,368	3,492
Long-term debt, less discount	14,595	14,420
Preferred stock warrant liability	-	3,975
Other long-term liabilities	311	77
Total liabilities	26,274	21,964

Convertible preferred stock	-	81,846
Equity (deficit)	124,871	(64,938)
Total liabilities, convertible preferred stock and equity (deficit)	$151,145	$38,872

AUSPEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$16,362	$3,479	$37,727	$10,003
General and administrative	3,840	1,429	12,529	3,189
Total operating expenses	20,202	4,908	50,256	13,192

Operating loss	(20,202)	(4,908)	(50,256)	(13,192)
Other income (expense), net	200	(2,681)	(9,279)	(2,437)
Net loss	(20,002)	(7,589)	(59,535)	(15,629)

Net income attributed to noncontrolling interest	26	—	39	—
Net loss attributable to Auspex shareholders	$(20,028)	$(7,589)	$(59,574)	$(15,629)

Net loss per share attributable to Auspex shareholders, basic and diluted(1)	$(0.74)	$(46)	$(2.68)	$(371)
Weighted-average common shares outstanding, basic and diluted	26,970,495	166,684	22,195,518	42,112

(1)

As a result of the issuance of common stock pursuant to public offerings in the first and third quarters of 2014, there is a lack of comparability in the per share amounts between the periods presented.